Exhibit 10.1

CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Confidential Settlement Agreement and General Release (“Agreement”) is made by and between Charles Albanese (“Albanese”) and ID Global Solutions Corporation (“the Company”), (collectively, the “Parties”).

WHEREAS, Albanese was employed by the Company as its Chief Financial Officer pursuant to an Executive Employment Agreement dated May 28, 2015 (the “Employment Agreement”); and

WHEREAS, the Parties are entering into this Agreement for the purposes of terminating the Employment Agreement by mutual consent and settling, compromising and resolving all claims between them;

NOW, THEREFORE, in consideration of the execution of this Agreement and for other good and valuable consideration, the Parties agree as follows:

1.             Termination of Employment Agreement.

(a)          The parties hereby agree that the Employment Agreement is hereby terminated effective as of Tuesday January 24, 2017 (“Termination Date”) and that neither party shall thenceforth owe any duties or obligations to each other under the Employment Agreement, including but not limited to the obligation on the part of the Company to pay to Albanese any remuneration or other compensation for any period whether before or after the Termination Date.

(b)          Albanese shall upon the execution hereof tender his resignation to the Company as a Director and as the Chief Financial Officer of the Company.

(c)          The Company shall timely file all such reports as may be required under Securities & Exchange Commission (“SEC”) rules in relation to such resignations and this Agreement and Albanese shall provide all such reasonable assistance and information to Company as may be required for such purpose.

2.             Settlement Terms. In consideration for the release and other covenants in this Settlement Agreement, the Company shall provide the following:

(a)          The Company shall within two (2) weeks of the Effective Date (as defined in Section 8(h), below) pay to Albanese the total agreed-upon amount of forty-three thousand, four hundred sixty one and 51/100 Dollars ($43,461.51) (less all applicable deductions required by law) representing the following:

(i)	Five thousand, three hundred eighty-four and 61/100 Dollars ($5,384.61), in respect of unpaid salary through the Termination Date less all applicable deductions required by law.

(ii)	Eight thousand, three hundred, thirty-three and 33/100 Dollars ($8,333.33), in deferred salary from July of 2016, less all applicable deductions required by law

(iii)	Albanese’s unused 2016 vacation entitlement through the Termination Date is seventeen (17) vacation days. Albanese will therefore be paid for these unused vacation days in the amount of thirteen thousand, seventy-six and 91/100 Dollars ($13,076.91), less all applicable deductions required by law; and

(iv)	An additional amount equal to one month’s pay in the amount of sixteen thousand, six hundred sixty-six and 66/100 Dollars ($16,666.66)

(b)          Subject to and conditional upon the satisfaction of the condition set forth in this section 2(b), the Company shall pay to Albanese the additional amount of fifty thousand Dollars ($50,000), less all applicable deductions required by law, within two (2) weeks after satisfaction of such condition. For the purposes of this section 2(b) the condition shall be the publication by the Company of financial statements, included in a report filed with the SEC on form 10Q or 10K showing Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) for the quarterly period then just ended, which are not less than zero Dollars $0.00. For the avoidance of doubt, there shall be no obligation to make any such payment unless and until such condition is satisfied.

(c)          The Company agrees to pay directly Albanese’s COBRA employee only benefits (not including family coverage) for six (6) months, spanning from February 2017 through July 2017, provided Albanese elects to take up such coverage. As Albanese is enrolled in the Company’s healthcare plans, coverage will end on the last day of the month during which separation occurred, January 31, 2017. Commencing February 1, 2017, Albanese is eligible for continued medical coverage under the federal law known as COBRA. Coverage may be purchased for up to eighteen (18) months, of which Company agrees to pay the first six months’ premiums, or until Albanese is covered under another employer’s plan. Information on how to elect COBRA coverage will be mailed to Albanese directly from the medical provider.

(d)          The Company and Albanese acknowledge that the 2,625,000 stock options he received as an employee of the Company that were vested on the Termination Date may be exercised within their stated Exercise Period i.e. prior to May 27, 2020; otherwise, all such options shall lapse and shall no longer be exercisable and any other terms of the Stock Option Agreement will remain in effect.

(e)            Albanese will be permitted to keep the Lenovo ThinkCentre computer tower, monitor and other accessories provided by Company for his use at no cost to him.

(f)            The Restricted Period defined in the Employment Agreement Paragraph 5(i) is hereby reduced to one (1) year from two (2) years.

3.             Adequacy of Consideration. Albanese understands and agrees that the sums that the Company has agreed to pay and the actions that it has agreed to take or refrain from taking pursuant to this Agreement are a result of the Parties’ negotiations, have not been established to be required of the Company in the absence of this Agreement, do not constitute an admission of liability, and constitute adequate and reasonable consideration for the Agreement.

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4.             Reciprocal Release of Claims.

(a)          On the condition that the Company timely meets its obligations in Sections 2(a) and 2(b), and in consideration for the Company’s undertakings and release described herein, Albanese, for himself and his agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever releases and discharges the Company and each of its current and former predecessors, successors, affiliates, subsidiaries, benefit plans, insurers, reinsurers and assigns, and each of their current and former directors, officers, members, trustees, administrators, employees (as such), representatives and agents (collectively, the “Company Releasees”), from any and all actual or potential claims, demands, actions, causes of action or liabilities of any kind or nature, whether known or unknown, direct or indirect, up to and including the date of this Agreement, except for claims which are specifically excluded by this Agreement. The released claims include, but are not limited to, all claims related to or arising out of Albanese’s relationship with the Company; claims for reinstatement, unpaid compensation, bonuses, benefits or business expenses; claims for attorneys’ fees or other indemnities; claims for breach of contract or promise, real or implied; claims for fraud, misrepresentation, physical or personal injury, emotional distress, libel, slander, defamation and similar or related claims; claims for wrongful termination; claims for discrimination, harassment or retaliation of any kind; the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act, the Reconstruction Era Civil Rights Acts, including 42 U.S.C. §1981 and 42 U.S.C. §1983, the Family and Medical Leave Act and any similar state laws, all applicable state and local wage and hour laws, the Codes, Rules and Regulations of the States of New Jersey and Florida and any amendments to any of the above laws; and claims under any constitution, common law or any other federal, state or local law, including those not specifically listed above.

For the purpose of implementing a full and complete release and discharge of the Company Releasees as set forth above, Albanese acknowledges and agrees that this Release is intended to include in its effect, without limitation, all claims known or unknown that he has or may have against the Company Releasees, up to and including the date of this Agreement, except for claims which: (a) cannot be released solely by private agreement; (b) are to enforce or challenge this Agreement; (c) arise after the effective date of this Agreement; (d) are for vested ERISA benefits; or (e) arise by virtue of Albanese’s status as a shareholder, rather than as an employee of the Company;

(b)          In consideration of the foregoing release and such other undertakings by Albanese provided for in this Agreement, the Company likewise releases Albanese, his agents, successors, heirs, executors, administrators and assigns (the “Albanese Releasees”) from any and all actual or potential claims, demands, actions, causes of action or liabilities of any kind or nature, whether known or unknown, direct or indirect, up to and including the date of this Agreement, except for claims which are specifically excluded by this Agreement. The released claims include, but are not limited to, all claims related to or arising out of Albanese’s relationship with the Company; claims for attorneys’ fees or other indemnities; claims for breach of contract or promise, real or implied; claims for fraud, misrepresentation, negligence or breach of duty. Company indemnifies and holds the Albanese Releasees harmless for and from any claims of any kind that the Company Releasees may have against him, in all cases whether known or unknown, arising under the laws of any jurisdiction, up to and including the date of this Agreement. Company acknowledges and agrees that this Release is intended to include in its effect, without limitation, all claims known or unknown that he has or may have against the Albanese Releasees, up to and including the date of this Agreement, except for claims that (a) cannot be released solely by private agreement, (b) are to enforce or challenge this Agreement, or (c) arise after the effective date of this Agreement.

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5.             Confidentiality.

(a)          The Parties acknowledge that the terms of this Agreement, and the fact of this settlement, are strictly confidential, except to the extent that he same are required to be disclosed pursuant to SEC rules and applicable law. Accordingly, the Parties agree not to disclose or cause to be disclosed, either directly or indirectly, to any person or organization (other than their attorneys, spouses, accountants or financial advisors) any information regarding the fact of, terms of, negotiations regarding this Agreement.

(b)          Albanese acknowledges his duty under Section 6, the Non-Disclosure of Confidential Information provisions of the Employment Agreement to protect the Company’s confidential and proprietary information. In accordance with such Employment Agreement Albanese has agreed not to disclose or otherwise reveal or use for his own or another person or organization’s benefit any Confidential Information (as defined in the Employment Agreement) that he acquired during his employment with respect to the business or operations of the Company, or its customers. Albanese acknowledges that he is obliged under such Agreement to take all action reasonably necessary to maintain the confidentiality of any such confidential and proprietary information.

(c)          In accordance with the above-referenced Section 6 e., but subject to Section 2(e) relating to the computer, Albanese agrees to promptly return all Company property in his possession or under his control, including all, documents containing confidential, proprietary information and/or trade secrets, customer and prospect lists, manuals, project plans, specifications, guidelines, , credit cards, to Thomas Szoke, CEO

6.             Entire Agreement, Modification and Severability. This Agreement (including the Recitals) sets forth the entire agreement between the Parties and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties pertaining to its subject matter, except as noted or referenced in Section 2(c) (options) and Section 5(b) (confidentiality), above.

7.             Controlling Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of New Jersey, without giving effect to principles of conflicts or choice of laws thereof, and each party hereby consents to suit in and submits to the jurisdiction of by any court of competent jurisdiction in New Jersey, and this Agreement shall be interpreted as neutral as between the Parties, without regard to any presumptions, inferences or rules of construction based on the authorship of the Agreement.

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8.             Voluntary Execution. Albanese explicitly and unconditionally acknowledges and agrees that he:

(a)          has carefully read and fully understands all of the terms of this Agreement;

(b)          understands that by signing this Agreement, he is waiving his rights to all claims described in Paragraph 3 of this Agreement, including any and all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), and that he is not waiving any rights arising after the date that this Agreement is signed;

(c)          knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

(d)          knowingly and voluntarily intends to be legally bound by this Agreement;

(e)          is receiving consideration (i.e. resolution of a dispute without the risks and burdens of arbitration, a release, and a promise of confidentiality) in addition to anything of value to which he is already entitled;

(f)          is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(g)          has been given 21 days within which to consider this Agreement before signing it, and understands that the running of that 21-day period will not be re-started by any changes to this Agreement;

(h)          is hereby advised that he may revoke this Agreement in writing within 7 days of signing it (by submitting such written revocation to first by e-mail and then by U.S. Mail Thomas Szoke, CEO, ID Global Solutions Corp, 160 E. Lake Brantley Drive, Longwood, FL 32779 no later than the 8th day after signing), and that therefore, this Agreement shall not become effective or enforceable, nor shall any consideration be paid, until this 7-day revocation period has expired (the “Effective Date”); and

(i)          has not been coerced, threatened, or intimidated in any way into signing this Agreement.

9.             Employment Verification: All inquiries regarding Albanese’s employment with the Company should be directed to Sue Bannister – HR Department , ID Global Solutions Corp., 160 E. Lake Brantley Drive, Longwood, FL 32779 telephone number – 407 951-8640, fax 407 951-8634, or email: suebannister@idglobal.com. Reference inquiries will be responded to only by verifying dates of employment and last position held.

10.            Future Address & Email Changes: As it may be necessary for the Company to reach Albanese in the future, Company requests that he notify the Company if he changes his residence or email address. All such notifications should be sent to Sue Bannister – HR Department , ID Global Solutions Corp., 160 E. Lake Brantley Drive, Longwood, FL 32779 telephone number – 407 951-8640, fax 407 951-8634, or email: suebannister@idglobal.com..

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11.            Non-Disparagement:

(a)          Albanese agrees and covenants that he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

(b)           Company agrees and covenants that it will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Albanese.

[SIGNATURE PAGE FOLLOWS]

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NOW, THEREFORE, by signing below, the Parties have executed this Confidential Settlement Agreement and General Release, freely and voluntarily.

THIS IS A LEGAL AGREEMENT AND RELEASE/WAIVER OF CLAIMS

READ CAREFULLY BEFORE SIGNING

/s/ Charles Albanese		Dated: 1/23/17
Charles Albanese

ID GLOBAL SOLUTIONS CORP.

By:	/s/ Thomas Szoke	Dated: 1/26/17
Name: Thomas Szoke
Title: CEO

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